TECHNICAL IMPROVEMENT AND

INTELLECTUAL PROPERTY DEVELOPMENT AGREEMENT

BY AND AMONG

ATAGENCER, LLC,

MEHMET A. GENCER, PH.D.,

ATAGENCER GROUP,

AND

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

i

ii

iii

TECHNICAL IMPROVEMENT
AND INTELLECTUAL PROPERTY
DEVELOPMENT AGREEMENT

                    THIS TECHNICAL IMPROVEMENT AND INTELLECTUAL PROPERTY DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into as of January 5, 2004, by and among ATAGENCER, LLC, a limited liability company organized under the laws of the State of Ohio (“Atagencer”), MEHMET A. GENCER, Ph.D., the founder and a member of Atagencer (“Founder”), those Persons (including Founder) who have executed this Agreement at the signature page hereof and who are identified herein as being members of the Atagencer Group (the “Atagencer Group”), and NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a corporation organized under the laws of the State of Delaware (“NTI”).  Atagencer, Atagencer Group and NTI are each hereinafter referred to as a “Party” and are collectively referred to herein as the “Parties”.

RECITALS:

           A.     Atagencer and the Atagencer Group have caused the “Atagencer Technology” (as hereinafter defined) to be transferred to NTI.

           B.     NTI is the owner, developer and distributor of certain technologies and products in North America and elsewhere in the world, and desires to have access to the services and support that Atagencer is capable of and committed to providing under this Agreement in furtherance of the “Business” (as hereinafter defined).

           C.     The Parties also desire NTI to have the exclusive right to use, develop, commercialize and apply the “Atagencer Technologies” (as hereinafter defined) that is developed, engendered or promulgated by Atagencer and the Atagencer Group pursuant to the terms of this Agreement, whether or not patented, together with the exclusive right to market and sell all products and technologies derived therefrom, within the “Territory” (as hereinafter defined), including the right to sublicense the same to “Affiliates” (as hereinafter defined) of NTI and to third parties.

                    NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

                    For purposes of this Agreement, the following definitions shall apply.

                    1.1     Affiliate.  Any Person that controls, is controlled by, or is under common control with, another Person.

                    1.2     Agents.  The officers, employees, consultants and other representatives, however denominated, of any of the Parties.

                    1.3     Atagencer.  Atagencer, LLC, a limited liability company organized under the laws of the State of Ohio.

                    1.4      Atagencer Group.  The Persons identified in Section 2.2 of this Agreement, each of whom by this definition shall be deemed to be a member of the Atagencer Group, and all of whom collectively comprise the Atagencer Group.

                    1.5      Atagencer Technology.  All Intellectual Property Rights arising out of or related to the technologies described in Exhibit A attached hereto, as the same may be updated and supplemented from time-to-time by agreement of the Parties, to wit:

                              1.5.1     Biodegradable Polymer Technology.  Biodegradable polymers that may be combined with, impregnated with and/or used to encapsulate one or more inhibiting formulas or compounds (e.g. corrosion inhibiting or tarnish inhibiting formulas) including, without limitation, the technologies and Intellectual Property Rights embodied in the patent application described in Exhibit A attached hereto and all patents, patent applications, KnowHow and related intellectual property derived from the same.

                              1.5.2     Supercritical Technology.    Various processes that utilize one or more supercritical fluids to disperse various inorganic and organic materials, including crystalline materials, into polymeric compositions, substrates or pre-formed articles without the utilization of melt processing of the polymeric compositions or exposing the various inorganic or organic materials and the polymers (or polymeric precursors) to a high temperature environment under which material decomposition may occur, including without limitation, the technologies and Intellectual Property Rights embodied in the patent application described in Exhibit A attached hereto and all patents, patent applications, Know-How and related intellectual property derived from the same.

                              1.5.3     Biobased Solvents.  Biobased solvents, such as corn and soybean based solvents, including without limitation, the technologies and Intellectual Property Rights embodied in the patent application described in Exhibit A attached hereto and all patents, patent applications, Know-How and related intellectual property derived from the same.

                    1.6     New Atagencer Technology.  In conformity with the objectives of the Parties to expand the Business over time, any products, materials and/or technologies developed by Atagencer or any member of the Atagencer Group during the term of this Agreement that are identified by the Parties as being both compatible with the Business and susceptible of being profitably marketed through and/or by NTI and its Affiliates in the Territory shall be designated as “New Atagencer Technology”. Upon written agreement of the Parties to adopt such new products, materials and/or technologies within the scope of the Business, such new products, materials and/or technologies shall be deemed to be incorporated within the Business as “New Atagencer Technology” to be treated identically as “Atagencer Technology” as set forth in this Agreement.

                    1.7      Change of Control.  Any change in ownership, management, control or scope of business activities of a Party that could affect the performance of the duties and/or obligations of such Party under this Agreement.

                    1.8     Effective Date.  The date of this Agreement.

                    1.9     Founder.  Mehmet A. Gencer, Ph.D., a natural person.

                    1.10     IMET.  IMET Corporation, an Ohio corporation that is an Affiliate of Founder.

                    1.11     NTI.  Northern Technologies International Corporation, a corporation organized under the laws of the State of Delaware.

                    1.12     NTI Intellectual Property Rights.  All Know-How, Materials, Processes, Trademarks and Trade Secrets (all as herein defined), collectively, as the same currently exist and as they shall hereafter be modified, developed and/or acquired by NTI.

                    1.13     NTI Know-How.  All technologies, formulae, methods and procedures developed by NTI which are unique in nature and essential or useful in the commercial exploitation of the NTI intellectual property rights, together with all improvements and modifications with respect thereto.

                    1.14     NTI Masterbatch.  Any formulation of the Materials used in a Product that is intended by NTI to meet its customers’ requirements for corrosion protection of identified objects that are subjected to an anticipated range of corrosive influences.  In addition to Materials, Masterbatch also generally contains other substances intended to facilitate the manufacture of Products utilizing the Process.

                    1.15     NTI Materials.  The constituent materials and chemicals of one or more formulations developed by a Party under strict quality controls that are required for utilization of the Processes.

                    1.16     NTI Designated Applications ..  Each of the following applications of the NTI Intellectual Property Rights is hereinafter defined as a “Designated Application”.

                                (A)     Protective packaging and storage;

                                (B)     Certain material science and applications thereof, as determined by NTI;

                                (C)     Protection of materials from adverse reactions such as corrosion, abrasion and static damage.

                    1.17     Net Sales.  The gross proceeds received by a designated Person from the commercial exploitation of the Atagencer Technology and any New Atagencer Technology in normal, bona fide commercial transactions on an arm’s length basis to, by, with or through any Person that is not an Affiliate of any Party to this Agreement, including proceeds received from the sale of Products or Services utilizing the Atagencer Technology and any New Atagencer Technology, as well as royalties and other proceeds received from any license, sublicense, sale, assignment or other transfer of all or any part of the Atagencer Technology and any New Atagencer Technology, less (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

                    1.18     NTI Technology.  All intellectual property rights owned by or licensed to NTI that are used or usable by NTI or its Affiliates in their respective businesses other than the Atagencer Technology and any New Atagencer Technology.

                    1.19     Parties.  The parties to this Agreement and their successors and permitted assigns.

                    1.20     Person.  Any corporation, partnership, limited liability company or other entity, however denominated, and any natural person.

                    1.21     NTI Processes.  The procedures utilized in the Know-How for the manufacture of Products developed and specified by NTI, together with any improvements of and modifications to the same as it relates to the manufacturing of Products, including all future technology, knowledge and product development that is useful in the manufacture of Products.

                    1.22     NTI Products.  Any products, including machinery and equipment, manufactured by or for NTI utilizing the NTI Intellectual Property Rights, incorporating NTI Materials or NTI Processes, or utilizing NTI Trademarks, which have been developed by and are owned and/or licensed by NTI.

                    1.23     Services.  All services utilizing or based upon the Atagencer Technology or any New Atagencer Technology.

                    1.24     Territory.  Worldwide.

                    1.25     NTI Trade Secrets.  All information deemed and designated confidential by NTI and/or its Affiliates, all information regarding the NTI Know-How, NTI Materials, NTI Processes, NTI Products and NTI Masterbatch, together with all information regarding technology, customers, research, techniques, processes, applications, formula, customer data, customer lists, suppliers, competition, marketing strategy, supply relationships, costs and cost accounting, internal memoranda and diagrams, computer software and the programs and records contained therein, sales information, financial information, pricing data and profits, relating to the NTI Designated Application or the NTI Intellectual Property Rights.

                    1.26     NTI Trademarks.  All trademarks now or hereafter owned or licensed by NTI that are essential or useful in the Business, including all trade literature, technical specifications and application instructions and promotional material pertaining thereto, together with all ancillary trademark registrations, which may differ between various jurisdictions.

ARTICLE 2

MATTERS RELATING TO ATAGENCER

                    2.1     Organization of Atagencer.  On April 24, 2001, Atagencer was duly formed as a limited liability company under the laws of the State of Ohio.  The members of Atagencer Group, jointly and severally, hereby represent and warrant to NTI that true and exact copies of Atagencer’s Articles of Organization and its Operating Agreement have been delivered to NTI.  The costs and expenses of forming Atagencer, including all legal and accounting fees and expenses, filing fees, licensing fees and administrative charges, were paid for by NTI.  The Parties acknowledge that all future administrative charges and fees relating to Atagencer shall be borne exclusively by Atagencer.

                    2.2     Ownership of Atagencer.  The members of Atagencer Group, jointly and severally, hereby represent and warrant to NTI that as of the Effective Date all of the membership interests in Atagencer are owned by the following Persons, each of whom is a member of Atagencer Group:

Name of Member	Membership Interest	Percentage of Ownership

Mehmet A. Gencer	4,000 Class A	40%

Christine C. Gencer	2,000 Class A	20%

Ayla S. Gencer	1,000 Class B	10%

Mehmet A. Gencer, Custodian for Kaan E. Gencer under the Ohio Transfer to Minors Act	1,000 Class B	10%

Mehmet A. Gencer, Custodian for Berk E. Gencer under the Ohio Transfers to Minors Act	1,000 Class B	10%

Mehmet A. Gencer, Custodian for Kerem C. Gencer under the Ohio Transfers to Minors Act	1,000 Class B	10%

		100%

ARTICLE 3

TECHNICAL ASSISTANCE TO BE PROVIDED BY ATAGENCER

                    3.1     Technical Assistance Relative to Atagencer Technology.  Atagencer (acting through Founder) shall provide NTI with technical advice with respect to the effective use of the Atagencer Technology, including technical assistance in the manufacturing of Products incorporating the Atagencer Technology.  In addition, Atagencer (acting through Founder) shall assist NTI in responding to technical problems which might arise from the use (proper and improper) of the Atagencer Technology and in the evaluation of potential new applications of the Atagencer Technology for specific customers.

                    3.2     Development of New Applications ..  Atagencer (acting through Founder) shall continue its efforts to expand the range of applications of the Atagencer Technology and shall make any tangible results of such efforts available to NTI.

                    3.3     Limitation of Technical Assistance.  During the term of this Agreement, neither Atagencer nor Founder shall enter into any other agreement or arrangement of any kind with any Person involving the development, identification or providing of material science-based technology in or for any of the Designated Applications, except for Atagencer’s services under this Agreement.

                    3.4     Services in Selected Scientific Fields ..    The primary focus of the day-today business activities of Atagencer (acting through Founder) shall be to serve and support the development and expansion of NTI’s materials science-based anti-corrosion industrial, packaging products, stationary systems and installations, as the same have derived initially from the NTI Technology, as the same have been expanded to include the Atagencer Technology, and as the same may be further expanded over time to include additional technologies.

                    3.5     Development of Strategic Alliances.  Atagencer (acting through Founder) shall also interact with senior technical officers of NTI to provide guidance for the strategic development, evaluation, expansion and upgrade of all NTI Technology and shall assist NTI to identify appropriate strategic partners for the commercialization of all NTI Technology and to structure and implement appropriate joint ventures or other relationships with such strategic partners.

ARTICLE 4

ATAGENCER INTELLECTUAL PROPERTY RIGHTS

                    4.1     Transfer of Atagencer Technology to NTI.  Founder, Atagencer and the members of Atagencer Group have caused all right, title and interest in and to the Atagencer Technology to be transferred to NTI, including all rights to the Biodegradable Polymer Technology, the Supercritical Technology, and the Biobased Solvents.  Copies of the Assignments relating to such transfers have been delivered to NTI.

                    4.2     Transfer of Inventions by Founder to Atagencer.  In addition to the transfers described in Section 4.1, Founder shall continue during the term of this Agreement to transfer and assign to Atagencer all of his right, title and interest in and to all new personal proprietary scientific inventions of Founder relating to the NTI Designated Applications as Founder, in his reasonable, professional judgment, deems properly to fall within the true intent of this Agreement (which provides, inter alia, that Parties shall cooperate in the commercial and technical development of the NTI Know-How).  Founder agrees to transfer such proprietary scientific inventions to Atagencer in order for Atagencer to be able to perform its obligations under this Agreement.  Founder shall execute such instruments and documents of transfer as may be reasonably requested by NTI in order to evidence such transfers.  Attached hereto as Exhibit B is a listing of the technical documents that have been prepared by Founder and have been or will promptly be transferred to Atagencer.  Such documents describe Atagencer’s initial fund of Know-How.  During the term of this Agreement, Founder and Atagencer shall regularly update and amend Exhibit B to this Agreement to reflect all such additional proprietary scientific inventions of Founder that have been or will be transferred by Founder to Atagencer.  Atagencer shall permit all such documents identified in Exhibit B, as the same is updated and amended from time-to-time, to be reviewed by the Executive Committee of NTI to determine whether to file patent applications upon some or all of such know-how in accordance with Section 4.4 hereof, which shall govern the relationship between the Parties with respect to such intellectual property rights.  The Parties also intend that Exhibit B to this Agreement shall be updated and amended from time-to-time to accommodate New Atagencer Technology, as the same is developed.

                    4.3     Transfer of Certain Other Rights to NTI. Based upon the technical expertise of Founder, Atagencer may develop NTI Know-How relating to the Designated Applications (resulting from its interaction with NTI and its Affiliates) which may serve to further the commercial and technical interests of NTI and its Affiliates.  NTI’s Affiliates are identified in the NTI Federation Roster as the same may change from time to time.  A copy of the NTI Federation Roster has been provided to Atagencer.  If the Parties determine, in the exercise of their reasonable business judgment, that any such Know-How is not susceptible of patent application due to a lack of protectable technical innovation and/or inadequate independent commercial value, the rights to such NTI Know-How shall automatically be transferred to NTI, without any requirement for NTI to tender any additional consideration therefor, except as otherwise expressly provided in this Agreement.  Alternatively, if the Parties determine, in exercise of their reasonable business judgment, that one or more applications for letters patent for specific elements or aspects of the NTI Know-How relating to the NTI Designated Applications should be filed in accordance with the provisions of Section 4.4 hereof, and that such NTI Know-How is susceptible of being patented pursuant to Section 4.4 hereof, such Atagencer proprietary information shall be deemed to be New Atagencer Technology.

                    4.4     Applications for Patents. In the event that NTI determines, in its sole judgment, that any of the proprietary scientific inventions of Founder (relating to the NTI Designated Applications) that have been transferred to Atagencer pursuant to Section 4.2 above, or any other New Atagencer Technology, as the same presently exists or may hereafter arise, is of sufficient commercial value to warrant obtaining a patent and that any such inventions or New Atagencer Technology is in fact patentable in the United States or elsewhere within Territory, then, upon NTI’s request and at NTI’s expense (which shall not include any special compensation to Founder therefor), Founder, Atagencer and Atagencer Group shall take all necessary and reasonable steps to prepare all required technical documents for the filing of a patent application and shall take such other steps as are normally incident to the filing, processing and issuance of patents.  In such event, the inventions and New Atagencer Technology that are the subject of any such patent application shall, upon issuance of the initial letters patent therefor, thereafter be deemed to be New Atagencer Tecnology.

                    4.5     Unrelated Technologies. The Parties acknowledge that Founder is a creative scientist who desires and intends to engage in research and other creative activities during his professional career (individually and through Affiliates of Founder other than Atagencer, e.g. IMET) outside of the scope of the Atagencer Technology and in fields other than the Designated Applications (“Unrelated Technology”).  Attached as Exhibit C is a true, correct and complete list of all Unrelated Technology owned by IMET.  Founder shall update said Exhibit C from time to time during the term of this Agreement, as requested by NTI, to disclose all additional Unrelated Technology that is hereafter acquired by IMET.  Nothing in this Agreement is intended in any manner to limit or prohibit Founder from continuing in such activities, and Founder is encouraged to do so.  Founder shall be entitled to receive all economic benefits, compensation, and profits that may be derived from the use of such Unrelated Technology, and Founder shall not be required to transfer his interests in such Unrelated Technology to Atagencer.  In the event, however, that Founder wishes to disclose any such Unrelated Technology and matters arising therefrom to NTI, and if NTI is interested in obtaining information with respect thereto looking toward the possible commercialization thereof on essentially the same terms as set forth in this Agreement, then NTI agrees that it will enter into an appropriate non-disclosure and trade secrecy agreement protecting Founder from any improper utilization by NTI of the information disclosed to it by Founder on a confidential basis.

                    4.6     Liability Insurance Coverage Provided by NTI.  NTI shall cause Atagencer and Founder to be named as additional insureds under NTI’s liability insurance coverage with respect to any use of the Atagencer Technology and New Atagencer Technology pursuant to the terms of this Agreement.

ARTICLE 5

REVENUE SHARING WITH ATAGENCER WITH RESPECT TO ATAGENCER
TECHNOLOGY AND NEW ATAGENCER TECHNOLOGY

                    5.1     Revenue Sharing. Any revenues generated by NTI Net Sales arising out of Atagencer Technology and/or new Atagencer Technology, shall be shared with Atagencer on the basis of EBIT with 75% going to NTI, and 25% going to Atagencer, irrespective of the entity which generates such revenues (e.g. division of NTI, a Joint Venture with Atagencer and others or other).

                    5.2     No Separate Compensation.  There shall be no separate compensation to Atagencer or Founder for the transfer of technology to NTI with respect to the Atagencer Technology or any New Atagencer Technology, beyond the revenue sharing payments payable to Atagencer from the commercialization of the Atagencer Technology an/or New Atagencer Technology, as set forth in this Article 5.

                    5.3     Support Year.  The term “Support Year” shall mean any twelve (12) month period ending on August 31, except that the first Support Year shall commence on the Effective Date, and end at the next August 31 date.

                    5.4     Statements to Atagencer.  Within sixty (60) days after the last day of each quarterly period in each Support Year, NTI shall:

                              (A)     Prepare and deliver to Atagencer a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for and with respect to all elapsed quarterly periods for the Support Year:

                                         (i)     The total amount of EBIT (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the EBIT figure for each customer);

                                         (ii)     The total amount of EBIT due to Atagencer;

                              (B)     Pay to Atagencer the full amount of 25% of EBIT to which it is entitled for and with respect to the period or periods of the Support Year covered by the statement(s) provided for in Section  5.7(A) hereof.

                    5.5     Books and Records ..  NTI covenants and agrees that during the term of this Agreement it will:

                              (A)     Keep complete and accurate commercial and financial records and books of account showing the amount of billings to customers and the amount of deductions therefrom in arriving at Net Sales and all additional data and information which may be reasonably necessary to enable Atagencer’s independent accountants to verify the completeness and accuracy of each item of information which NTI is required to set forth in each of the statements referred to in Section 5.7(A);

                              (B)     Keep all such commercial and financial records and books of account at its principal office and will preserve all such records and books of account for a period of not less than three (3) years from and after the date on which such records or the last entry in such books of account was made, whichever shall be later; and

                              (C)     Make such commercial and financial records, books of account, data and information available to Atagencer’s representatives and to Atagencer’s independent accountants and will give to such representatives or accountants free and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of information which NTI is required to set forth in each of the statements referred to in Section 5.7(A) hereof.  In addition, Atagencer shall have the right to make copies of any of the foregoing. The independent accountants of NTI shall in the ordinary course of business provide written confirmation and certification to Atagencer, at least annually, of the data supplied to Atagencer pursuant to Section 5.7(A) hereof. The cost of such reports shall be borne by NTI. In the event that Atagencer shall cause its representatives to confirm or verify the accuracy of the data supplied by NTI, then the costs and fees of such representatives shall be borne by Atagencer unless such representatives shall determine, to the satisfaction of NTI’s independent accountants, that there is a variation in the reporting of Net Sales of five percent (5%) or more, in which event the costs and fees of Atagencer’s representatives and/or accountants shall be borne by NTI.

                    5.6     Reimbursement for Reasonable Business Expenses.  In the event NTI requests Founder (acting on behalf of Atagencer) to travel or otherwise incur out-of-pocket costs or expenses in furtherance of the purposes of this Agreement, NTI shall pay to Founder (or Atagencer, if so directed by Founder) such amounts as are necessary to pay or reimburse Founder for his reasonable business and travel expenses, which shall be determined and approved in advance by NTI on a case-by-case basis.

ARTICLE 6

INTERNATIONAL COORDINATION AND SUPPORT

          It is recognized by the Parties that a major element in the technical assistance to be provided by Atagencer pursuant to this Agreement relates to the integration of the Atagencer Technology and any New Atagencer Technology into the Business within the worldwide Federation of NTI and its Affiliates. Therefore, the technical assistance provided to NTI shall include:

                    6.1     Identification of International Customers. Atagencer (and Founder) shall, together with NTI, identify potential international companies working in the Territory and attempt to determine which of these have become significant users of services or products utilizing the Atagencer Technology or any New Atagencer Technology in the Territory.  Following such research into pre-existing customers, Atagencer (and Founder) shall provide lists of significant users of services or products utilizing the Atagencer Technology or any New Atagencer Technology they identify, together with appropriate references, photographs and other available information as to appropriate applications of the Atagencer Technology or any New Atagencer Technology for each international customer identified to NTI for use in the Territory.

                    6.2      Participation in Worldwide Conferences. Atagencer shall also participate (and cause Founder to participate) in appropriate worldwide and regional strategic conferences, marketing seminars and technical exchanges organized by NTI and/or its Affiliates for their joint venture partners.

ARTICLE 7

PAYMENTS FOR TECHNICAL ASSISTANCE
SERVICES

                    7.1     Basis for Payments. NTI shall make payments to Atagencer as provided in this Article 7 in consideration of all services performed by Atagencer (and Founder) as set forth in Articles 3, 4, 5 and 6 hereof. Atagencer shall designate Founder as the representative of Atagencer who shall personally perform such services on behalf of Atagencer.  The payments set forth herein shall be made throughout the entire term of this Agreement as compensation in full for the services specified and duly provided by Atagencer (and Founder) to NTI.

                    7.2      Consulting Fee. As of the effective date hereof, NTI shall pay Atagencer a consulting fee in the amount of Ten Thousand Dollars ($10,000.00) per month for the services described in Section 7.1 above, commencing as of the Effective Date.  The amount of the consulting fee shall be subject to periodic review by the Board of Directors of NTI.  Attached hereto as Exhibit D is a true and correct history of all payments that have been made by NTI to Atagencer from 1999 through the Effective Date (the “Payment History”).

                    7.3     Independent Contractor. Notwithstanding anything contained in this Agreement to the contrary, in performing its services hereunder, Atagencer shall act as, and for all purposes shall be deemed to be, an independent contractor.  As an independent contractor, Atagencer shall be free (subject to the provisions of Section 7.1 above) to pursue whatever proper and legitimate means it chooses in performing the technical assistance and consulting services contemplated hereby.  Neither this Agreement nor the services to be rendered by Atagencer hereunder shall create any employer-employee relationship.  If required by applicable law, NTI will issue Atagencer, on an annual basis during the term of this Agreement, an IRS Form 1099 with respect to compensation paid to Atagencer hereunder.  Atagencer shall have sole and exclusive responsibility for the payment of all income taxes and for any taxes with respect to any compensation or benefits provided by NTI hereunder.  Atagencer shall assume and accept all responsibilities which are imposed on independent contractors by any statute, regulation, rule of law or otherwise.  Atagencer is not authorized to bind NTI or to incur any obligation or liability on behalf of NTI except as expressly authorized by NTI in writing.  All authorized obligations or reasonable and necessary business expenses incurred by Atagencer in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of NTI.

                    7.4     Assignment of Inventions. Notwithstanding anything contained in this Agreement to the contrary, and without in any way limiting any rights that NTI may have at law or in equity and arising out of the relationship established by this Agreement, the following shall apply:

                              (A)     Works Made For Hire. All right, title and interest of Atagencer in any designs, processes, formulae, technologies developed or used, know-how, systems, trade secrets, inventions, discoveries, trademarks, logos, artwork, concepts, copyrights, improvements and patent or patent rights conceived, reduced to practice, devised or developed in connection with Atagencer’s relationship with NTI under this Agreement, or otherwise arising or resulting from such relationship whether or not derived from the foregoing, and all proprietary information, confidential information or trade secrets of NTI that relate to the business of NTI (collectively the “Protected Property”) shall be treated as “works made for hire” as defined in the Copyright Act of 1976, as amended, 17 U.S.C. §101, et seq.  To the extent that any such Protected Property is deemed or treated as not being a “work made for hire,” Atagencer hereby expressly and irrevocably assigns to NTI all of its right, title and interest in and to such Protected Property and any and all intellectual property rights Atagencer may have therein.  All Protected Property is and shall be the sole and exclusive property of NTI.  Atagencer agrees to promptly disclose to NTI all such Protected Property upon its development, discovery or invention by Atagencer and, in any event, upon the request of NTI.  The obligations of this Section shall continue beyond the term of this Agreement and shall survive the termination of this Agreement and Atagencer’s relationship to NTI with respect to all such Protected Property reduced to practice, conceived, developed, made or otherwise resulting from Atagencer’s relationship with NTI under this Agreement and shall be binding upon Atagencer’s employees, agents, consultants, contractors, representatives, successors and permitted assigns.

                              (B)     Further Assurances. Upon request by NTI, Atagencer shall execute and deliver all appropriate applications for securing all Untied States and foreign patents, copyrights, trademarks, or other intellectual property rights relating to the Protected Property, and shall do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all such Protected Property and intellectual property rights in NTI, and to enable NTI to obtain all such protection.  Atagencer agrees to render to NTI all such assistance as it may require in the prosecution or defense of all interferences which may be declared involving any of said Protected Property or rights.  Atagencer further agrees not to contest the validity of any of NTI’s intellectual property rights, Untied States or foreign, to which Atagencer’s performance of services made any contribution, or in which Atagencer participated in any way, or to assist any other party in any way in contesting the validity of any such right.  Atagencer further agrees that the obligations and undertaking stated in this Section 7.4 shall continue beyond the term of this Agreement and shall survive the termination of this Agreement.

                              (C)     Return of Protected Property. All Protected Property of NTI, including, without limitation, software programs, software and systems documentation, records, data, documents, artwork, designs, diagrams and other materials created or developed by Atagencer or coming into its possession during the term of this Agreement, whether or not the same are covered by any other section of this Agreement, relating in any way to the business of NTI, shall be the sole and exclusive property of NTI and shall be delivered promptly to NTI (together with all copies thereof), upon termination of this Agreement or upon the request of NTI.

                              (D)     Third Party Assignment. To the extent that any Protected Property has been created, conceived, reduced to practice, devised or developed together with an agent of Atagencer who in participation with Atagencer conceived, reduced to practice, devised and/or developed Protected Property (the “Co-Inventor”), Atagencer shall obtain the express and irrevocable written agreement or instrument of the inventor (in form and substance satisfactory to NTI), assigning to NTI all of such Co-Inventor’s right, title and interest in and to such Protected Property and all intellectual property rights that such Co-Inventor may have therein.  Atagencer shall provide to NTI executed copies of the foregoing written agreements or instruments together with any other evidence that NTI reasonably requests to verify that the foregoing assignments have been consummated.  Upon the execution of this Agreement, Atagencer shall provide NTI with a complete list of all Protected Property which has been created, conceived, reduced to practice, devised or developed by any Co-Inventor, contractor or agent of Atagencer, who created, conceived, reduced to practice, devised or developed Protected Property with Atagencer, or which otherwise could be deemed or treated as other than a “work made for hire.”

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF ATAGENCER

                    Atagencer and the members of Atagencer Group, jointly and severally, hereby represent and warrant to NTI as follows:

                    8.1     Originality. The Atagencer Technology consists of wholly original works, solely created and developed by Founder and other Persons who have effectively transferred all of their rights in the Atagencer Technology to NTI, so that NTI has good and valid title to the Atagencer Technology, free from all liens, claims and encumbrances of any kind or nature whatsoever.

                    8.2     Certified Biography. To attest to the ability of Founder to have been the principal developer of the Atagencer Technology, Founder has submitted to NTI his curriculum vitae, together with selected publications of Founder.

                    8.3     No Copies. Neither Atagencer nor any member of Atagencer Group has copied or reproduced any other Person’s proprietary works, software codes, documentation, copyrighted material, patented material, patent applications or other documents or information while developing any of the Atagencer Technology.

                    8.4     No Infringement. To the best knowledge and belief of Atagencer and the members of Atagencer Group, no claims of copyright or patent infringement relating to any portion of the Atagencer Technology have been submitted to or filed with or registered with the United States Copyright Office or Patent and Trademark Office or any similar public office in any other country in the Territory.

                    8.5     No Transfer of Rights. Neither Atagencer nor any member of Atagencer Group has ceded, transferred, licensed, conveyed or otherwise bargained away any of their right, title or interest in and to the Atagencer Technology to any Person other than to NTI.

                    8.6     Miscellaneous Representations and Warranties. No third party has any claim upon, title to or interest in the Atagencer Technology.  No third party has requested Atagencer or any member of Atagencer Group to prepare or develop any aspect of the Atagencer Technology for such third party.  Neither Atagencer nor any member of Atagencer Group has mortgaged or otherwise encumbered or permitted the encumbrance of any portion of the Atagencer Technology.  Neither Atagencer nor any member of Atagencer Group has entered into any option or other agreement with any third party relating to the Atagencer Technology, and NTI has received all of the rights to the Atagencer Technology.

                    8.7     Escrow of Funds. Atagencer and the members of Atagencer Group hereby acknowledge that the assertion or filing of any third party claim, title or interest in or to the Atagencer Technology or any New Atagencer Technology will be grounds for NTI to escrow all or any part of the monies due Atagencer under this Agreement until satisfactory resolution thereof.

ARTICLE 9

PROTECTION OF NTI TRADE SECRETS

                    9.1     Acknowledgment of NTI Trade Secrets. Atagencer and the members of Atagencer Group each hereby acknowledge and agree that the NTI Technology and all other information deemed confidential by NTI and relating to the Business, including all applications of the NTI Technology, constitute Trade Secrets.

                    9.2     Protection of NTI Trade Secrets. During the term of this Agreement, and following its termination and for all times thereafter, Atagencer and each of the members of Atagencer Group hereby agrees to keep secret and confidential all Trade Secrets which they now know or may have or come to know as a result of this Agreement, or the relationships between the Parties contemplated hereby.  Trade Secrets shall not be disclosed by Atagencer or by any member of Atagencer Group to third parties and shall be kept secret and confidential except (i) to the extent that the same have entered into the public domain by means other than the improper actions of Atagencer or any member of Atagencer Group, or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or any other governmental body.  If a Trade Secret shall be in the public domain as a result of an act by Atagencer or by any member of Atagencer Group or any Agent thereof, then they shall nevertheless continue to keep such Trade Secret confidential.

                    9.3     NTI Trade Secrecy Agreement. Neither Atagencer nor any member of Atagencer Group nor their Agents shall at any time copy, remove from their proper location – be it within NTI or elsewhere – or retain without proper written consent, the originals or copies of any Trade Secrets.  It is understood that from time to time it may be necessary that certain of the foregoing items be copied or removed from their locations; however, this should be done subject to the requirement of this Section that the original material be returned to its proper location as soon as possible and that the confidential nature and integrity of the foregoing as Trade Secrets be strictly maintained, both as to original documents and copies thereof.

                              (A)     Insofar as the Agents of any Party who come into contact with  Trade Secrets are concerned, such Party shall cause such Agents to enter into Trade Secrecy Agreements in the form approved by NTI.  Each Party shall exert its best efforts to cause its Agents to adhere to and to abide by the provisions, restrictions and limitations of the Trade Secrecy Agreements, which efforts shall include the institution and prosecution of appropriate litigation if the same is necessary and desirable.

                              (B)     NTI shall be deemed to be a third party beneficiary of the Trade Secrecy Agreements, and each Party may, in its sole discretion, on its own behalf or derivatively and/or on behalf of NTI, directly enforce the provisions of any Trade Secrecy Agreement(s) and/or any breach thereof against any and all Agents of the other Parties who have executed the same.

                    9.4     Remedies in the Event of a Violation. In the event of any violation or threatened violation of the provisions of this Article 9 by any Party and/or its Agents, the remedy at law of NTI will be inadequate, and NTI will suffer irreparable injury.  Accordingly, each Party consents to injunctive and other appropriate equitable relief without the need to post any bond, upon the institution of legal proceedings against such Party for violation or threatened violation of the provisions of this Article 9 in any  Court of competent jurisdiction in order to protect Trade Secrets.  Such relief shall be in addition to any other relief to which NTI may be entitled, at law or in equity, including the right of immediate termination of this Agreement.

ARTICLE 10

CORPORATE OPPORTUNITY DOCTRINE

                    10.1     Observance of Corporate Opportunity Doctrine. In partial consideration of the funds paid by NTI to Atagencer pursuant to this Agreement, and in consideration of the ancillary investments NTI has made and the costs NTI has incurred in developing business opportunities within the Territory pursuant to NTI’s ownership of the Atagencer Technology and any New Atagencer Technology, Atagencer and each of the members of Atagencer Group hereby agree not to engage in any activity during the term of this Agreement that would negatively impact the performance of their duties under this Agreement, and they hereby agree to refer all business, scientific and technical opportunities that any of them come to know about which relate in any way to the Atagencer Technology and any New Atagencer Technology to NTI.

                    10.2     Agreement Not to Divert Resources. In further partial consideration of the funds paid by NTI to Atagencer and the ancillary investments made and costs incurred by NTI in developing business opportunities in the Territory to commercially exploit the Atagencer Technology and any New Atagencer Technology, Atagencer and the members of the Atagencer Group hereby agree that during the term of this Agreement they shall not directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consultant to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, any business that would impede, substitute, displace or divert their resources from the performance of their duties under this Agreement.

                    10.3     Agreement Not to Compete. In further partial consideration of the funds paid by NTI to Atagencer and of the ancillary investments made and costs incurred by NTI in developing business opportunities in the Territory to commercially exploit the Atagencer Technology and any New Atagencer Technology, Atagencer and each member of Atagencer Group hereby covenants and agrees that except as otherwise provided in Section 5.10 of this Agreement they shall not, directly or indirectly, on their own behalf or on behalf of any other Person: (i) deliver or provide any product competitive with the Atagencer Technology and any New Atagencer Technology (a “Competitive Product”) to any Person doing business the Territory; (ii) assist any Person in developing a Competitive Product or technology in the Territory or (iii) in any way use, sell, divulge, disclose, transfer or assign the Atagencer Technology or any New Atagencer Technology to any other Person.  In addition, neither Atagencer nor any member of Atagencer Group shall, directly or indirectly, for their own benefit or for the benefit of any other Person, be involved in the development, conception, marketing or reproduction of any products or technologies which would divert business from the use of the Atagencer Technology or any New Atagencer Technology or any products or technologies derived therefrom by NTI.

                    10.4     Remedies for Breach. In the event of any violation or threatened violation of the provisions of this Article 10, the Parties hereby acknowledge that NTI’s remedy at law will be inadequate, and NTI will suffer irreparable injury.  Accordingly, the Parties hereby consent to injunctive or other appropriate equitable relief, without the need to post any bond, upon the institution of legal proceedings therefor by NTI.  Such relief shall be in addition to any other relief to which NTI may be entitled at law or in equity, including the right of immediate termination of this Agreement and the cancellation of any revenue sharing or other payments otherwise owed by NTI thereunder.

                    10.5     Right to Apply NTI Trademarks. NTI shall have the right to apply NTI’s Trademarks in connection with the Atagencer Technology and the New Atagencer Technology and any Products manufactured, marketed or distributed by NTI or its Affiliates utilizing the Atagencer Technology or any New Atagencer Technology.

                    10.6     Independent Development of NTI Interests. NTI currently has and may, from time to time, continue to develop other business interests outside the scope of the Atagencer Technology (“Independent NTI Interests”) for which NTI may seek creative scientific support.  In conjunction with the development of such independent business interests, NTI may, in good faith, seek creative scientific support from Atagencer and/or members of Atagencer Group, in NTI’s sole discretion; but NTI shall have no obligation to seek such support from any such Person.  In the event that NTI does seek creative support from Atagencer or members of Atagencer Group for any Independent NTI Interests, Atagencer and the member of Atagencer Group shall treat any and all information provided by NTI or its Affiliates to them and/or learned by them directly or indirectly, as Trade Secrets and shall be bound by the provisions of Article 11 hereof, whether or not any business relationship was concluded between NTI and any of them relating to such Trade Secrets.  If mutual agreement is reached between the Parties with respect to cooperation on the development of any Independent NTI Interests, separate compensation to Atagencer and/or any member of Atagencer Group for their contributions to such Independent NTI Interests shall be agreed in writing between the Parties in advance.  Such compensation may or may not include professional fees and/or royalties.

ARTICLE 11

TERM OF AGREEMENT

                    11.1     Indefinite Term. This Agreement shall be effective as of the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

                    11.2     Termination. This Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

                                (A)     Terminated by NTI pursuant to Section 9.4 or Section 10.4 hereof;

                                (B)     Terminated in accordance with Section 11.3 or Section 11.4 hereof; or

                                (C)     Terminated by either NTI or Atagencer by reason of a material Breach or Default of this Agreement by the other Party which has not been cured or remedied in accordance with Article 12 hereof.

                    11.3     Termination Upon Change of Control of a Party.  In the event that a Change of Control of NTI or Atagencer shall occur, then the other Party or Parties may, upon six (6) months prior written notice given to the Party suffering the Change of Control, terminate this Agreement, unless the Change of Control of such Party shall have been effected upon prior notification and with the written approval of the other Party.

                    11.4     Termination Upon Bankruptcy or Insolvency. If either NTI or Atagencer shall become bankrupt or insolvent or shall file any debtor relief proceedings, or if there shall be filed in Court against either of them legal proceedings or bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee of all or a portion of their property, or if either NTI or Atagencer makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this Agreement if:

                                (A)     Payments due under this Agreement for past obligations are tendered in full by the Party subject to such proceedings;

                                (B)     Payments due under this Agreement for present obligations are tendered by the Party subject to such proceedings pursuant to a payment schedule acceptable to the other Party; and

                                (C)     All other provisions of this Agreement are complied with fully by the Party subject to such proceedings.

                    11.5     Payment of Amounts Due. In the event of termination of this Agreement, each Party shall pay to the other Parties all amounts due and owing pursuant to this Agreement prior to the effective date of termination.

                    11.6     Non-Release of Obligations.The termination of this Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith. Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination. From and after termination of this Agreement, all Intellectual Property Rights of NTI shall continue to be kept secret and confidential by the other Parties.

                    11.7     Cessation of Rights Upon Termination. Upon the termination of this Agreement for reason of Default or Breach of this Agreement, all rights that the Party in Default (“Defaulting Party”) may have under or pursuant to this Agreement shall forthwith cease and terminate. If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 13 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of the rights hereunder of the Party allegedly in Default or Breach. If the Parties cannot agree on a trustee or agent for such purposes, the arbitrator shall forthwith appoint the same.

ARTICLE 12

DEFAULT

                    12.1     Event of Default. A Default (“ Default”) hereunder shall exist in the event of:

                                (A)     Non-payment of funds by one Party to another Party when due and owing; or

                                (B)     A material breach (“Breach”) by a Party of any other provision of this Agreement.

                    12.2     Remedies Upon Default or Breach. The remedies available to NTI and Atagencer in an instance of Default or Breach by the other Party shall be as follows:

                                (A)     If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Agreement to be performed, observed or complied with by it, then the Party against whom such Default or Breach shall have been committed shall have the right to declare a Default and terminate this Agreement unless the Party in Default or Breach shall cure such failure to pay, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party, provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence. A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Default or Breach. Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

                                (B)     Notwithstanding the forgoing, in the event of a violation of Article 10 hereof by NTI or Atagencer, the other Party may at its sole discretion terminate this Agreement with immediate effect upon giving notice to the Party in Default or Breach of Article 10 hereof as provided herein.

                    12.3     Non-Waiver of Rights. A Party’s failure to terminate this Agreement on account of any Breach or Default by the other Party as provided in Section 12.1 or 12.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Agreement at any time while any such Breach or Default continues (subject to the provisions of Section 12.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 13

DISPUTE RESOLUTION

                    13.1     Dispute Resolution by Arbitration. All disputes (except as otherwise expressly provided in this Agreement) which may arise among the Parties during the term of this Agreement and after the termination thereof, upon failure by the Parties to amicably resolve the same after mutual good faith negotiations, shall be exclusively settled through binding arbitration including, but not limited to, the following:

                                (A)     A dispute as to whether a default exists;

                                (B)     A dispute as to whether a default entitles the non-defaulting Party to terminate this Agreement;

                                (C)     A dispute as to the validity of this Article 13;

                                (D)     A dispute relating to the construction, meaning, interpretation, application or effect of this Agreement or anything contained herein; and

                                (E)     A dispute as to the rights, obligations or liabilities of the Parties hereunder.

                    13.2     Disputes Not Subject to Arbitration. Notwithstanding anything to the contrary set forth in this Agreement:

                                (A)     Arbitration may not be invoked regarding any matters expressly stated in this Agreement to require the agreement, consent or approval of all Parties.

                                (B)     Arbitration may not be invoked if a Party violates the provisions of this Agreement relating to any of the matters set forth in Articles 9 or 10 hereof.  In such event, the remedies set forth in Articles 11 and 12 hereof shall apply.

                    13.3     Conduct of Arbitration Proceedings. All arbitration proceedings shall be conducted in the English language and shall be held in Cleveland, Ohio or in any other place mutually agreeable to the Parties, under UNCITRAL Arbitration Rules.  With respect to the interpretation of this Agreement, the laws of the State of Ohio shall apply.  Judgment upon any award rendered by the arbitrator in favor of the prevailing party, which shall include an award concerning the payment of costs, attorneys’ fees and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction, and assets may be attached in any country in the world pursuant to such judgment.

                    13.4     Designation of the Prevailing Party. In each case in which arbitration is invoked under this Agreement, the arbitrator shall be required to designate one or the other Party as the prevailing party.

                    13.5     Punitive Damages Excluded. The prevailing party in an arbitration proceeding convened hereunder shall be awarded in arbitration all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including, but not limited to, legal fees and travel expenses, but shall not be entitled to exemplary, consequential, special or punitive damages.

ARTICLE 14

GENERAL PROVISIONS

                    14.1     Benefit of Parties. All of the terms and provisions of this Agreement shall be binding upon the Parties executing the same and their respective heirs, personal representatives, successors and permitted assigns.  Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the prior  written consent of the other Parties; provided, however, that a Party may assign this Agreement and all of such Party’s rights hereunder (or a portion of this Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of such Party’s obligations hereunder by, an entity which is an Affiliate of such Party.  In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released from its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

                    14.2     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    14.3     Cooperation. During the term of this Agreement, each Party shall cooperate with and assist the other Parties in taking such acts as may be appropriate to enable all Parties to comply with the terms of this Agreement and to carry out the true intent and purposes thereof.

                    14.4     Index, Captions, Definitions and Defined Terms. The captions of the Articles and Sections of this Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof.  Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this Agreement, as identified by their insertion in parentheses and quotation marks (“Defined Terms”), shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Agreement before or after they are defined.

                    14.5     Waiver of Compliance. The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Parties hereto, and any breach or default hereunder; provided, however, that such waiver must be in writing and shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, breach or default hereunder.

                    14.6     Force Majeure. In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed.  If a force majeure event shall be in existence for one year or more, then any Party shall have the right to terminate this Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Parties, provided that the force majeure event continues to be in effect as of the date that such notice is given.

                    14.7     Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral commercial courier service, such as Federal Express, DHL, UPS or equivalent, as follows:

If to Atagencer, to:	If to NTI, to:
Atagencer, LLC	Northern Technologies International
10988 Tanager Trail	Corporation
Brecksville, Ohio 44141	Attention: Chairman
Telefax 1-216-803-2520	23205 Mercantile Road
Beachwood, OH 44122
Christine C. Gencer	Telefax: 1-216-595-1741
10988 Tanager Trail
Brecksville, Ohio 44141

Ayla S. Gencer
10988 Tanager Trail
Brecksville, Ohio 44141

or to such other address as may be specified in writing by any of the above.

                    14.8     Entire Agreement. This Agreement contains the entire understanding of the Parties as of the date hereof.  There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Agreement, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Agreement including, without limitation, any consulting or similar arrangement in effect at any time prior to the Effective Date of this Agreement.  It is the intent of the Parties to develop the relationship established hereunder, and to amend and supplement this Agreement so as to provide for expansion both of Net Sales and of the scope of the Business with New Atagencer Technologies.  Any amendment or supplement to this Agreement must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”).  Supplemental Documents may include corporate resolutions and/or other written exchanges between Parties, but must be manually signed, in the original, by duly authorized representatives of the Parties to constitute valid Supplemental Documents for purposes hereof.

                    14.9     Validity of Provisions. Should any part of this Agreement be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portions, which remaining portions shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portions without including any such part or portion which may for any reason be declared invalid.  In the event that a provision of this Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

                    14.10     Governmental Filings. NTI shall be responsible for the preparation and filing of all necessary reports and or applications relating to this Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current.  Each of the Parties shall provide whatever information and documentation reasonably required of and available to it in connection with the preparation and filing of such reports.

                    14.11     Payments. Any payment to be made to any Party pursuant to any provision of this Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by such Party.  The Parties shall each have the right to specify in writing any bank account to which payments due them (respectively) shall be made.

                    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION	ATAGENCER, LLC

By: /s/ Philip Lynch	By: /s/ Dr. Mehmet Gencer

Title:	Title:

/s/ Mehmet A. Gencer, Ph.D.	/s/ Christine C. Gencer

MEHMET A. GENCER, Ph.D, Individually	CHRISTINE C. GENCER, Individually

/s/ Ayla S. Gencer	/s/ Mehmet A. Gencer

AYLA S. GENCER, Individually	MEHMET A. GENCER, Custodian for Kaan E. Gencer under the Ohio Transfers to Minors Act

/s/ Mehmet A. Gencer	/s/ Mehmet A. Gencer

MEHMET A. GENCER, Custodian for Berk E. Gencer under the Ohio Transfers to Minors Act	MEHMET A. GENCER, Custodian for Kerem C. Gencer under the Ohio Transfers to Minors Act